UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2020

FS KKR Capital Corp.

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2020, the board of directors (the “Board”) of FS KKR Capital Corp. (the “Company”) appointed Mr. Zach Chalfant as Treasurer of the Company, effective as of June 30, 2020. In connection with the appointment of Mr. Chalfant, Mr. William Goebel resigned in his capacity as Treasurer of the Company, effective as of June 30, 2020. Mr. Goebel’s resignation as Treasurer of the Company was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Goebel will continue to serve as Chief Accounting Officer of the Company. Mr. Chalfant has not been appointed to serve as Treasurer pursuant to any agreement or understanding with the Company or any other person. There is no family relationship between Mr. Chalfant and any of the Company’s directors or other executive officers, and there are no related party transactions with regard to Mr. Chalfant that are reportable under Item 404(a) of Regulation S-K. Mr. Chalfant will not receive any direct compensation from the Company.

Set forth below is biographical information pertaining to Mr. Chalfant:

Mr. Chalfant, age 36, is an Executive Director of FS Investments, which he joined in September 2012. Previously, Mr. Chalfant was a Director of Portfolio Management at FS Investments, where his responsibilities were focused on reporting and liability management. Prior to joining FS Investments, Mr. Chalfant worked in various roles at JPMorgan Chase and City of London Investment Management. Mr. Chalfant holds a B.S. in Finance from the University of Maryland.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS KKR Capital Corp.

Date: July 1, 2020	By:	/s/ Stephen Sypherd
Stephen Sypherd
General Counsel